EXHIBIT 3(i)

CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION

The undersigned certify that:

1.                                       They are the President and Chief Executive Officer, and Chief Financial Officer, respectively, of CENTRAL VALLEY COMMUNITY BANCORP, a California corporation.

2.                                       Article IV of the Articles of Incorporation of this corporation is amended in its entirety to read as follows:

“IV.

(a)                                  Central Valley Community Bancorp (hereinafter the “Corporation”) is authorized to issue two classes of shares designated “Preferred Stock” and “Common Stock” respectively.  The number of shares of Common Stock authorized to be issued is 80,000,000 and the number of shares of Preferred Stock authorized to be issued is 10,000,000.

(b)                                 The shares of Preferred Stock may be divided into such number of series as the Board of Directors may determine.  The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock.  The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

Upon the filing of the Certificate of Amendment of Articles of Incorporation, each share of Common Stock that is outstanding is split up and converted into two (2) shares of Common Stock.”

3.                                       The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4.                                       The foregoing amendment of Articles of Incorporation is one that may be adopted with approval by the Board of Directors alone, because the foregoing amendment effects a stock split in accordance with Section 902(c) of the California Corporations Code.  This corporation has two authorized classes of shares, of which 2,935,980 shares of Common Stock are outstanding and no shares of Preferred Stock are outstanding.

They further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.

DATE: October 31, 2005.	/s/ Daniel J. Doyle
Daniel J. Doyle, President and Chief
Executive Officer

/s / Gayle Graham
Gayle Graham, Chief Financial Officer